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                                                                    EXHIBIT 99.3

         RULE 134 EMAIL NOTICE, OneMain.com, Inc. SUBSCRIBERS/ VISITORS


SUBJECT:  OneMain.com Inc. IPO available through Wit Capital

Dear (Subscriber or Visitor):

OneMain.com, Inc.(we will be the parent company for your ISP, [subsidiary name]), in connection with Wit Capital Corporation, is pleased to announce that we are able to offer a participation in our Initial Public Offering, lead managed by BT Alex. Brown, as described below:

ISSUER: We provide Internet access and related services to individuals and businesses located predominately in secondary, tertiary and rural markets throughout the United States.

SECURITY:  Common Stock

EXPECTED SIZE OF OFFERING:  x shares

EXPECTED PRICE RANGE:  $x to $x

EXPECTED SYMBOL:  x

MANAGING UNDERWRITERS: BT Alex. Brown, SoundView Technology Group and Wit Capital Corporation as e-Manager/TM/

The Underwriters, at our request, have reserved for sale at the Initial Public Offering price up to ____ shares of common stock to subscribers and visitors to one of the websites maintained by the companies we will acquire upon completion of this offering who express an interest in purchasing such shares. If you think you may be interested in this Initial Public Offering available through Wit Capital, please visit http://www.witcapital.com/stok/x/*/ or call (888) 494-8227
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x4427.


You can view, download and print the Preliminary Prospectus from a dedicated section of Wit Capital's web site at http://www.witcapital.com/stok/x/*/. You
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may also obtain a prospectus by calling Wit Capital at the above number or writing Wit Capital at: 826 Broadway, 6th Floor, New York, NY 10003. To purchase shares, you must first open an account, which can be done online.

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS

TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE, AND ANY SUCH OFFER MAY BE WITHDRAWN AND REVOKED WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME PRIOR TO NOTICE OF ITS ACCEPTANCE GIVEN AFTER THE EFFECTIVE DATE.
AN INDICATION OF INTEREST IN RESPONSE TO THIS ADVERTISEMENT WILL INVOLVE NO OBLIGATION OR COMMITMENT OF ANY KIND.

Wit Capital Corporation is a Member NASD/SIPC

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